LEASE
TESORO REFINING & MARKETING COMPANY LLC
820 CARRACK AVENUE
LONG BEACH,CALIFORNIA 90813
TELEPHONE NO.(310) 522-6955
FAX NO.(310) 522-6416

THIS LEASE is made and entered Into as of January 11 , 2012, by and between the CITY OF LONG BEACH, a municipal corporation, acting by and through its Board of Harbor Commissioners ("City"), pursuant to Ordinance No. HD- 2114, adopted by the Board at its meeting of December 5 , 2011, and TESORO REFINING & MARKETING COMPANY LLC, a Delaware limited liability company (“Lessee”).
1.         This Lease is made with reference to the following facts and objectives:
1.1        City and Texaco, Inc. entered into a lease as of
October 18, 1966 for the construction and operation of a marine bulk petroleum terminal (Harbor Doc. No.HD-1420); and
1.2         City and Texaco, Inc. entered into a First Amendment to Lease as of February 29, 1968 Lease as of February 29, 1968 (Harbor Doc. No. HD-1643), and. a Second Amendment to Lease dated October 30,1980 (Harbor Doc. No. HD-3254) (the lease described in paragraph 1.1, as amended by these two amendments is referred to herein as the “Original Lease”).
1.3         Lessee has acquired and currently holds the lessee’s interest in the holdover tenancy of the Original Lease.
2.         City leases to Lessee and Lessee accepts a lease of parcels 1, 2, 3 and 4 as shown on a drawing attached hereto as Exhibit A and by this reference made a part hereof, together with the water area contiguous to the wharves as may be required for the berthing of vessels, which berths are shown on Exhibit A as Berths B85, B86, B87 and a portion of 84. The areas leased and the Improvements thereon are collectively referred to in this Lease as the "Premises." Parcel 4 may be used for the construction, erection, installation, use, lease, license, operation, maintenance, repair and renewal of underground pipelines to be used in conjunction with the transporting of crude oil and refined petroleum products, chemicals, and liquids, commonly used or dealt in by those engaged in the petroleum industry.
2.1     There are excepted and reserved from the Premises all minerals and mineral rights of every kind and character now known to exist or hereafter discovered, including, without limitation, oil, gas and water rights, together with the full, exclusive and perpetual rights to explore for, remove and dispose of said minerals from the Premises without, however, the right of surface entry upon the Premises for such purposes.
2.2    This Lease, and all rights granted to Lessee hereunder, are subject to restrictions, reservations, conditions and encumbrances of record, including, without limitation, the trusts and limitations set forth in Chapter 676, Statutes of 1911; Chapter 102, Statutes of 1925; Chapter 158, Statutes of 1935; Chapter 29, Statutes of 1956, First Extraordinary Session; Chapter 138, Statutes of 1964, First Extraordinary Session; and the Federal navigational servitude.
2.3     The Premises shall be subject to rights of way for such sewers, storm drains, pipelines, conduits and for such telephone, light, heat, power or water lines as may from time to time be determined by the Board of Harbor Commissioners.
3.         The term of this Lease shall be for a period of twenty (20) years commencing upon the date this Lease is executed by the Executive Director, as hereinafter defined ("Commencement Date").
4.         Lessee's operations conducted upon the Premises shall be a marine liquid bulk terminal restricted to the following:
(a)     A proprietary operation in which title to the crude oil and refined petroleum products, chemicals, liquids, and dry cargo referred to above shall be vested in Lessee at the time such merchandise passes over the wharf or shall become vested in Lessee at some point in Lessee's pipeline or storage system off the leased premises, in accordance with the provisions of a purchase or exchange agreement. Lessee may load bunker fuel and refined petroleum products, chemicals, liquids and dry cargo referred to above aboard common carriers by water or any other vessels at the Premises for use or carriage by said vessels, provided Lessee has title to said bunker fuel and such other commodities up to the time the same pass ship's rail.
(b)        An operation whereby Lessee may receive, handle, load, unload and transport crude oil and refined petroleum products, chemicals, liquids and dry cargo referred to above, owned by others, provided that the same shall not be loaded into or discharged from vessels that are common carriers by water.
(c)        Lessee is not granted the right to, nor shall Lessee, operate a public terminal or public warehousing business upon the leased premises, nor shall Lessee furnish public warehouse or other public terminal facilities on the leased premises, in connection with a common carrier by water.
(d)     Said premises shall not be used for purposes other than those authorized herein without the prior consent in writing of the Executive Director of the Long Beach Harbor Department ("Executive Director''), and in no event shall said premises be used for any purpose which shall interfere with commerce, navigation, or fisheries, or be inconsistent with the trusts or limitations upon which the Premises are now or may hereafter be held by the City of Long Beach. Any and all uses of the Premises by Lessee hereunder shall be at its sole risk, cost and expense.
(e)        Lessee shall not discriminate in its use of the Premises in a manner unlawful under the Shipping Act of 1984, as amended.
(f)    Lessee shall not have the exclusive right to perform stevedoring services upon the Premises.
(g)        In instances where Lessee's operation requires the berthing of two tankers with a combined length of up to 1800 feet, Lessee shall have first rights to utilize Parcel 2A (including adjacent water berthing area) which is contiguous to Parcel 2 (but not a part of the leased premises), under the following conditions:
i.     Lessee shall give forty-eight (48) hours prior notice to those persons designated from time to time by the Executive Director of the arrival of said second large tanker cargo vessel, and that the berthing of the two tankers requires the utilization of Parcel 2A because the combined length of said vessels will approximate 1800 lineal feet and that Lessee determines it is necessary to the continued operation of Lessee's refinery or one of Lessee's customer refineries that said two vessels be simultaneously berthed. It is agreed that continued operation of Lessee's refinery or one of Lessee's customer refineries is required where necessary to prevent (a) a reduction the crude charge rate due to lack of crude that could be received by berthing the second large tanker. (b) curtailment in fulfilling product commitments which could be averted by the prompt berthing of a second large vessel, or (c) curtailment in fulfilling product commitments of the Los Angeles Sales and Marketing Division terminal whose components are received by vessels at Berth 86 and which could be averted by the prompt berthing of a second large vessel.
Lessee, by its Superintendent, Long Beach Terminal, Manager Los Angeles Plant, or Assistant Plant Manager - Operations, shall, upon City's request provide a letter of explanation or other documentation in support of its demand that simultaneous berthing of two vessels is necessary for the continued operation of Lessee's refinery.
ii.     It is agreed that if the procedures delineated in subparagraph 4(e)(i) above are found to be unsatisfactory by either party,

upon 30 days notice to either party to the other, the parties shall meet and confer at a mutually satisfactory time and location to resolve the unsatisfactory procedure. If the parties cannot arrive at a mutually agreeable solution within 90 days after the initial notice to meet and confer, the parties shall seek assistance in solving the matter through arbitration using the procedures set forth in paragraph 8 to initiate the arbitration procedure.
4.1    Lessee shall not do, bring or keep anything in or about the Premises that will cause a cancellation of or increase the rate of any insurance covering the Premises.
4.2        Lessee shall not use the Premises in any manner that is unlawful, damages the Premises or that will constitute waste or a nuisance.
4.3        The limitation on use set forth in subparagraphs 4.1 and 4.2 shall not prevent Lessee from bringing, keeping or using, on or about the Premises such materials, supplies, equipment and machinery as are necessary or customary in the operation of the permitted uses; provided however Lessee, in handling hazardous substances or wastes, shall fully comply with all laws, rules, regulations and orders of governmental agencies having jurisdiction.
4.4     In its use and occupancy of the Premises, Lessee shall comply with all applicable environmental standards set by federal, state or local laws, rules, regulations or orders, including but not limited to any laws regulating the use, storage, generation or disposal of hazardous materials, substances or wastes ("Environmental Standards"). Because of the continued occupancy of Lessee of the Premises arising from the Original Lease, as between City and Lessee, Lessee shall be responsible for the environmental condition of the Premises on or after October 18, 1966 except to the extent of a spill, release, or disposal caused by City or others acting on City's behalf.     For the avoidance of doubt, entities that were lessees under the Original Lease are not persons who acted on behalf of City. In addition, Lessee agrees to comply with the emission reduction measures set forth in Exhibit B and incorporated herein by this reference ("Environmental Covenants"). Lessee shall establish, maintain and observe a program of compliance with all applicable Environmental Standards and all Environmental Covenants ("Environmental Compliance Program," as further described in Port of Long Beach Tariff No.4, as amended, supplemented and restated from time to time ("Tariff No.4"), Item 757). Lessee shall submit its Environmental Compliance Program to the Executive Director for review and approval within one hundred eighty (180) days of execution of this Lease. Such review and approval shall not relieve Lessee of its obligations pursuant to this subparagraph.
Lessee shall monitor its compliance with Environmental Standards and Environmental Covenants and immediately halt and correct any incident of noncompliance. On the second anniversary date of the Effective Date of this Lease and every two (2) years thereafter, Lessee shall submit either a certificate that the Environmental Compliance Program conforms with all applicable Environmental Standards and Environmental Covenants or a revised Environmental Compliance Program conforming to the applicable Environmental Standards and Environmental Covenants for review and approval by the Executive Director. Review and approval of any revised Environmental Compliance Program shall not relieve Lessee of its obligations under this subparagraph.
5.         City has previously constructed seismic dikes, rock revetted slopes, fender systems, and wharf structures for the Premises, and a paved roadway between the Premises and Eighth Street which improvements were owned by City under the Original Lease and will continue to be owned by City under this Lease. Further, the lessees under the Original Lease, including without limitation Lessee, have previously constructed improvements on the Premises, including improvements necessary or convenient for a marine bulk petroleum terminal, which improvements have been owned by lessees under the Original Lease and will continue to be owned by Lessee under this Lease, subject to the provisions of paragraph 24 below. Lessee accepts the Premises "as is", with no representations or warranties by City, and City shall be under no obligation to construct, erect or install any improvements of any kind or make any repairs or conduct any maintenance, except to the extent otherwise expressly provided in paragraphs 9 and 10 below.
6.         Lessee shall pay, or cause to be paid, to City the total amount of all charges accruing in connection with Lessee's operations upon the leased premises, including, but not limited to, wharfage, wharf demurrage, wharf storage and dockage, under the schedule of rates covering the use of wharves and wharf premises and other facilities and appliances owned, controlled or operated by then City of Long Beach, as the same have been or may be prescribed by the Board of Harbor Commissioners of the City of Long Beach in Port of Long Beach Tariff No. 4, as the same may exist or may be hereafter amended, or the successor to such tariff, or otherwise by law. Lessee shall pay, or cause to be paid, to City, on or before the tenth day of each month, all of said charges accruing during the preceding calendar month. In connection therewith, Lessee shall file, or cause to be filed, statements as follows:
(a)     On or before the tenth day following the departure of each vessel docking at Berths 84 to 87, inclusive, Lessee shall file, or caused to be filed, with the Executive Director, on forms approved by City, a statement from Lessee's manager or other duly authorized representative, providing adequate information to allow City to calculate dockage, wharfage and other applicable charges with reference to each such vessel. This statement shall be supplemented by a third party report in form and approach satisfactory to City which shall be provided on or before the fifteenth day following the departure of each vessel docking at Berths 84 to 87, inclusive.
(b)     On or before the tenth day of each month, Lessee shall file, or cause to be filed, with the Executive Director, on forms provided by City, a statement verified by the oath of Lessee's manager or other duly authorized representative, showing all charges which shall have accrued at said Premises for wharfage where the departure of a vessel is not involved, and for all wharf demurrage, storage and other charges, if any, during the preceding calendar month.
Notwithstanding the foregoing, Lessee shall pay to the City during each of the years of the Lease a Guaranteed Minimum Annual Compensation of $2,500,000. If the actual amount paid to City during a year pursuant to this paragraph 5 is less than the Guaranteed Minimum Annual Compensation, Assignee shall pay the difference to City within thirty (30) days after the end of the year. The term "year" shall mean a period of twelve (12) consecutive calendar months commencing as of the Commencement Date and repeating thereafter during the term of this Lease. All tariff charges on bunker fuel shall be paid to the City by the receiving vessel, its agent, or the bunker fuel supplier, and said charges shall not be credited against the Guaranteed Minimum Annual Compensation for the Premises.
Lessee shall furnish any additional reports relating to its marine bulk petroleum terminal operations when requested by City. Lessee shall keep full an accurate records relating to its operations on said Premises, and the records shall be subject to inspection by representatives of City at any and all reasonable times during normal business hours, and copies may be made of any and all such records.
        All delinquent installments of rental and other payments due the City shall bear interest at the rate then in effect in Tariff No. 4 for delinquent payments, and shall be subject to the penalty provisions of Tariff No. 4.     Rental payments are delinquent if    remaining unpaid on the tenth calendar day of the month for which due.    With the exception of rental payments, all invoices issued by City are due and payable upon presentation, and any such invoice remaining unpaid the thirtieth day after the date of issue shall be considered delinquent.
7.         Upon request by Lessor, Lessee shall prepare and deliver or cause to be prepared and delivered to City a complete set of annual financial statements of Tesoro Corporation prepared in accordance with generally accepted accounting principles, including a consolidated balance sheet, a statement of operations showing profit and loss, and a statement of cash flows. All financial statements shall be certified by an independent certified public accountant. Lessee shall also report in writing to the Executive Director within fifteen (15) days from any accident or occurrence involving death of or injury to any person or persons or damage to property in excess of $100,000, occurring on the Premises or within the Harbor District if Lessee's officers, agents or employees are involved in such an accident or occurrence.
8.         As required by the provisions of Long Beach City Charter Section 1207(d), the parties agree to renegotiate the rent provisions set forth in paragraph 6 (including, without limitation, the Guaranteed Minimum Annual Compensation) and the insurance coverages and limits set forth in paragraph 15 for each five-year segment of the term. The parties shall commence negotiations at least one hundred eighty (180) days prior to the beginning of the second, third and fourth five-year segment. The adjusted rent (whether negotiated pursuant to subparagraph 8.1 or determined by arbitration pursuant to subparagraph 8.2) shall be effective as of the beginning of the applicable five-year segment of the term regardless of when determined. If the adjusted rent is not determined prior to the commencement of a five-year segment, Lessee shall continue to pay rent in accordance with rent provisions in force during the preceding five-year segment. Upon determination of the adjusted rent, Lessee shall promptly pay any difference due City in the event of an increase or Lessee shall be entitled to a credit against compensation payable under this Lease in the event of a decrease.
8.1         Adjustment Factors. In any negotiation or arbitration to establish the rent in subsequent five-year segments of the term, the parties or arbitrators shall take into consideration the character of the Premises, the rental rates of similar premises and facilities within the San Pedro Bay devoted to similar use, the return on investment to City, and any other facts and data necessary for the proper determination of such rent.
8.2     Rent Arbitration. If the parties cannot reach agreement with respect to the rent for subsequent five-year segments of the term thirty (30) days prior to the beginning of the next segment, the matter may at the discretion of either party be submitted to binding arbitration. Each party, at its cost, shall appoint a real estate appraiser licensed by the State of California with at least five (5) years' full time commercial and/or industrial appraisal experience in the Long Beach and Los Angeles harbor areas. If a party does not appoint an appraiser within twenty (20) business days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall determine the rent within sixty (60) days after his or her appointment. If two (2) appraisers are appointed, each within sixty (60) days after the selection of the second appraiser shall state his or her opinion as provided in subparagraph 8.2.1 as to the compensation payable by Lessee to the City.
8.2.1    Appraisal Reports. On or before the expiration of the sixty (60) day period, the appraiser or appraisers shall prepare and furnish the party who appointed the appraiser with a report setting forth the rent payable by Lessee with supporting data and his or her reasons supporting the conclusions. The parties shall promptly exchange reports and shall have ten (10) business days after the exchange of the reports to further negotiate the rent payable by Lessee.
8.2.2    Third Appraiser. If the parties cannot agree as to the rent payable by Lessee, City and Lessee shall promptly notify their designated appraiser of that fact and the two appraisers shall promptly select a third appraiser meeting the qualifications stated in subparagraph 7.2. If they are unable to agree on the third appraiser, either of the parties, by giving ten (10) business days' notice to the other party may apply to the Presiding Judge or Assistant Presiding Judge of the Superior Court of the County of Los Angeles, or the Presiding Judge of the South District of said Court, who shall select and appoint the third appraiser. Each of the parties shall bear one-half of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser shall (i) promptly meet and confer with the two appraisers appointed by the parties; (ii) review the reports of the two appraisers and the supporting data and reasons supporting the respective conclusions; (iii) determine the rent payable by Lessee; and (iv) notify the parties of his or her determination within ten (10) business days after his or her appointment; provided however that said determination shall not result in Lessee paying rent in an amount lower than nor higher than the determinations of the two appraisers appointed by the parties.
8.3        Memorandum. After the rent has been determined (whether by negotiation or arbitration), the parties shall promptly execute a memorandum setting forth the adjusted rent. If either party fails or refuses to execute the memorandum within ten (10) days after the rent has been determined and the memorandum prepared, the other party shall execute the memorandum on behalf of the party refusing as that party's special attorney-in-fact. The memorandum shall be effective immediately and retroactive to the first day of the applicable five-year segment.
8.4        Other Arbitration. For adjustment of insurance coverages and limits and any other matter which may be submitted for determination by binding arbitration, the arbitration shall be conducted in accordance with the provisions of Title 9 (Arbitration) of Part 3 of California Code of Civil Procedure except as otherwise provided in this subparagraph 8.4. The party desiring arbitration shall select an arbitrator and give written notice to the other party, who shall select an arbitrator within ten (10) business days after receipt of such notice. If the other party fails to name such second arbitrator within said ten (10) business days, the arbitrator named by the first party shall decide the matter. The two (2) arbitrators chosen shall, within ten (10) business days after the appointment of the second, select a third. If the two (2) cannot agree upon a third, the third arbitrator shall be appointed by the Presiding Judge or Assistant Presiding Judge of the Superior Court of the County of Los Angeles, California, or the Presiding Judge of the South District of said Court, upon application made therefor by either party, upon ten (10) business days' written notice to the other which notice shall be given in accordance with the provisions of paragraph 28 of this Lease. The parties shall each pay one-half of the costs of appointment of the third arbitrator and of his fees and expenses. Upon their appointment, the three (3) arbitrators shall enter immediately upon the discharge of their duties. In adjusting insurance requirements, the arbitrator or arbitrators shall consider the risks inherent in Lessee's operations, the number and type of claims made during the preceding deemed by the arbitrator or arbitrators to be relevant. The arbitrators' determination on any issue shall be made and the parties notified of that determination within thirty (30) days after the appointment of the last arbitrator.
9.        Lessee shall not construct or make any improvements or alterations to the Premises without City's prior written consent. Any improvement or alteration shall be constructed, erected and installed at Lessee's cost in accordance with plans and specifications approved in writing by the Executive Director or his designee and shall be subject to such conditions and limitations as may be set forth in a Harbor Development Permit issued by the Board of Harbor Commissioners in accordance with provisions of Section 1215 of the Long Beach City Charter.

Lessee has caused to be prepared a Motems Initial Audit of Berths 84 through 86 by Eichleay and Ben C. Gerwick, Inc., dated February 2010 (“Motems Audit”). Lessee has caused or will promptly cause repairs to the Premises in order to remedy the deficiencies identified in the Motems Audit except that City, subject to the provisions of this paragraph, shall carry out to the reasonable satisfaction of City, the repair work identified in Exhibit C attached hereto and incorporated herein by this reference ("City Work"). Upon execution of this Lease, City shall proceed to retain a firm to prepare plans and specifications for City to bid upon and thereafter for the City Work to be carried out. Prior to the bidding of such plans and specifications, City shall submit such plans and specifications to Lessee for review, comment, and approval, which approval shall not be unreasonably withheld or delayed. The City shall pay for the first $7,000,000 of the costs (excluding City staff time) associated with preparing the plans and specifications and carrying out the City Work. Lessee and City shall split equally the cost of the City Work which exceeds $7,000,000 but does not exceed $10,000,000. If the City Work costs or may in good faith be expected by City to exceed $10,000,000, City and Lessee agree to renegotiate the terms of this Lease. City shall endeavor to minimize impacts upon Lessee's operations in carrying out the City Work, but there shall be no adjustment to the compensation to be paid by Lessee as a result of City carrying out the work nor shall the City Work. Lessee shall cooperate with City to minimize the cost of the City Work.
During the construction of the City Work, Lessee and its duly designated representatives shall at all reasonable times have access thereto for the purpose of assuring itself that said improvements are being constructed in accordance with said approved plans and specifications, provided that nothing herein shall be construed as giving Lessee any right of management or control in the construction of said improvements, while such construction is being prosecuted by City. Lessee shall report promptly to City any material discrepancies its representatives may observe during the course of construction.
Lessee shall be responsible at its sole cost for all expenditures to address future Motems Audit deficiencies, whether needed to address deficiencies in improvements owned by City or by Lessee.

10.     Lessee, at its cost, shall keep and maintain the Premises, includingwithout limitation all buildings, structures, seismic dikes, rock revetments, wharf structures, fender systems, landfill, other improvements and surface paving, in good and substantial repair and condition, including any necessary or desired structural improvements, and shall perform all necessary maintenance, including preventative maintenance, and including but not limited to maintaining and repairing pavement, and cleaning and maintaining storm drains and catch basins, using materials and workmanship of similar quality to the original improvements. With respect to pavement, rutting of the asphalt layer(s) is highly dependent on the rate of loading. Maintenance activities may include joint and crack sealing, slurry sealing, localized full depth repairs, and milling/overlays of raveled or rutted areas. The frequency of pavement maintenance is a function of premises utilization.
Notwithstanding the foregoing City shall use good faith efforts to maintain the berthing area adjacent to Berths 884-887 within the dredge tolerance of -50 to -52 feet Mean Lower Low Water conditions upon notice from Lessee based upon underwater surveys, or as determined by the City as a result of underwater surveys. Once notice is received, a maintenance dredge project will be placed in queue for future dredging. If permitted dredge material disposal site of adequate capacity is identified and available, and the City determines it is economically feasible to do so, City will undertake a maintenance dredge project within a reasonable time frame.     City shall maintain and repair Parcel 2A (as shown on Exhibit A) and the berthing area adjacent thereto with the exception of repairs necessitated by or resulting from damage or destruction caused by Lessee, its officers, agents or employees, or any person or persons acting on behalf of Lessee, including Lessee's invitees, which repairs shall be made by City, and Lessee shall reimburse City the cost of making such repairs.    City shall also maintain a paved road between the leased premises and Eighth Street, which will be suitable for vehicular access to and from the Premises. Lessee shall have the right to use said roadway, or a suitable alternative furnished by City, for access between the Premises and Eighth

Street.
10.1     Should Lessee fail to make any repairs required by this Lease or perform maintenance required by this Lease within thirty (30) days after receipt of notice from City to do so, City may, but shall not be obligated to, make such repairs or perform such maintenance. Lessee agrees to reimburse City for the cost thereof within thirty (30) days after receipt of City's invoice therefor. City's cost shall include, but not be limited to, the cost of maintenance or repair or replacement of property neglected, damaged or destroyed, including direct and allocated costs for labor, materials, supervision, supplies, tools, taxes, transportation, administrative and general expense and other indirect or overhead expenses. In the event Lessee shall commence to prosecute and diligently make such repairs or shall begin to perform the required maintenance within the thirty (30) day period, City shall refrain from making such repairs or performing required maintenance and from making demand for such payment until the work has been completed by Lessee, and then only for such portion thereof as shall have been made or performed by City. The making of any repair or the performance or maintenance by City, which repair or maintenance is the responsibility of Lessee, shall in no event be construed as a waiver of Lessee's duty or obligation to make future repairs or perform required maintenance as provided in this Lease.
10.2     Lessee, at its cost, shall provide proper containers for trash and keep the Premises free and clear of rubbish, debris and litter at all times. Lessee, at its cost, further agrees to keep and maintain all of the Premises in a safe, clean, wholesome and sanitary condition under all applicable federal, state, local and other laws, rules, regulations and orders.     No offensive refuse, matter,    nor any substance constituting any unnecessary, unreasonable or unlawful fire hazard, nor material detrimental to the public health shall be permitted to be or remain on the Premises and Lessee shall prevent such material or matter from being or accumulating upon the Premises.
10.3 All fire protection sprinkler systems, standpipe systems, fire alarm systems, portable fire extinguishers and other fire-protective or extinguishing systems or appliances which may be installed on the Premises shall be maintained by Lessee, at its cost, in an operative condition at all times.
10.4     Lessee shall promptly notify Port Security and the Executive Director of the release or threatened release of any hazardous materials onto or from the Premises of which it is aware or should have been aware. Lessee, at its cost, shall promptly remove and/or treat and dispose of all such hazardous materials in accordance with regulations and orders of governmental agencies having jurisdiction and restore the Premises to the condition they were in prior to the release of the hazardous materials. Lessee shall furnish the Executive Director with copies of all waste manifests. As used herein, the term "hazardous materials" shall also include "hazardous wastes" and "extremely hazardous wastes" as those terms have been defined by the Administrator of the U.S. Environmental Protection Agency, the California Department of Toxic Substances Control, or any other person or agency having jurisdiction of the management of hazardous materials.
10.5     Lessee shall provide personnel to accompany City's representatives on periodic inspections of the Premises to determine Lessee's compliance with the provisions of this Lease.
11.     At all times in its use and occupancy of the Premises and in the conduct of its operations thereon, Lessee, at its cost, shall comply with all applicable federal, state, regional and municipal laws, ordinances and regulations (including but not limited to the City Charter, the Long Beach Municipal Code and Tariff No.4) and obtain all requisite permits for the construction of improvements on the Premises and for the conduct of its operations thereon.

11.1     Without limiting the foregoing, Lessee shall comply with

applicable provisions of the Americans with Disabilities Act (42 USCS Sections 12101, et seq.) ("Act") and regulations promulgated pursuant thereto in Lessee's use of the Premises and operations conducted thereon. Additionally, as between City and Lessee, Lessee shall be solely responsible for assuring that the Premises are in compliance with applicable provisions of said Act and related regulations and shall hold City harmless from and against any claims of failure of the Premises to comply with the Act and/or related regulations.
11.2     Lessee shall participate in the Port of Long Beach Master Storm Water Program ("Program"). As part of the Program, Lessee is responsible for preparing a facility specific storm water pollution prevention plan ("SWPPP") and implementing best management practices ("BMP's") where appropriate.
12.    Lessee, at its cost, shall make arrangements for and pay for all utility installations and services furnished to or used by it, including without limitation gas, electricity, water, telephone service and trash collection and for all connection charges.
13.    During the term of this Lease, Lessee, its officers, agents, employees and third persons using the Premises with the consent and approval of Lessee shall have reasonable vehicular access to the Premises over such other areas owned or controlled by the City as may be designated by City or over street easements owned by City, but only in connection with the business operations of Lessee on the Premises, and City shall not unduly obstruct said rights of access.
14.     The City, by its duly authorized representatives or agents, may enter upon the leased premises at any and all reasonable times while this Lease shall be in effect for the purpose of determining whether or not Lessee is complying with the terms and conditions hereof, for fire and police purposes, or for any other purposes incidental to the rights of duties of the City.
15.     Except where contested in good faith in a court of appropriate jurisdiction, Lessee shall pay, prior to delinquency, all lawful taxes, assessments and other governmental or district charges that may be levied upon its property and

improvements of any kind located on the Premises and upon the interest granted under this Lease.    Lessee recognizes and understands that this Lease may create a possessory interest subject to property taxation and that Lessee may be subject to the payment of property taxes and assessments levied on such interest. Payment of any such possessory interest tax or assessment shall not reduce any compensation due City hereunder.
16.     Lessee shall pay all costs for construction done by it or caused by it to be done on the Premises. Lessee shall keep the Premises free and clear of all mechanics' liens resulting from construction done by or for Lessee. Lessee shall have the right to contest the correctness or the validity of any such lien if, immediately on demand by City, Lessee procures and records a lien release bond issued by a corporation authorized to issue surety bonds in California in an amount equal to one and one-half times the amount of the claim of lien. The bond shall meet the requirements of Civil Code Section 3143 and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if claimant recovers in the action). Lessee agrees that it will at all times save City free and harmless and indemnify City against all claims for labor or materials in connection with the construction, erection or installation of Lessee's improvements made upon the Premises, or from additions or alterations made thereto, or the repair of the same, by or for Lessee, and the costs of defending against any such claim, including reasonable attorneys' fees.
    17.     INDEMNITY.
    (a)     Lessee shall indemnify, protect and hold harmless City, the Board of Harbor Commissioners and their officials, employees and agents ("Indemnified Parties"), from and against any and all liability, claims, demands, damage, loss, obligations, causes of action, proceedings, awards, fines, judgments, penalties, costs and expenses, including attorneys' fees, court costs, expert and witness fees, and other costs and fees of litigation, arising or alleged to have arisen, in whole or in part, out of or in connection with:

(1)     the use of the Premises or any equipment or materials located thereon, or from operations conducted thereon by Lessee, its officers, agents, employees, contractors, subcontractors, or invitees, or by any person or persons acting on behalf of Lessee and with Lessee's knowledge and consent, express or implied;
(2)     the condition or state of repair and maintenance of the Premises;
(3)    the construction, improvement or repair of the improvements and facilities on the Premises by Lessee, its officers, employees, contractors, subcontractors, agents or invitees, or by any person or persons acting on behalf of Lessee and with Lessee's knowledge and consent, express or implied;
(4)    Lessee's failure or refusal to comply with the Environmental Standards or the Environmental Compliance Program; or
(5)    Lessee's failure or refusal to comply with the provisions of Section 6300 et seq. of the California Labor Code or any federal, state or local regulations or laws pertaining to the safety of the Cranes or of equipment located upon the Premises, (collectively "Claims" or individually “Claim”).
(b)     In addition to Lessee's duty to indemnify, Lessee shall have a separate and wholly independent duty to defend Indemnified Parties at Lessee's expense by legal counsel approved by City, from and against all Claims, and shall continue this defense until the Claims are resolved, whether by settlement, judgment or otherwise. No finding or judgment of negligence, fault, breach, or the like on the part of Lessee shall be required for the duty to defend to arise. City shall notify Lessee of any Claim, shall tender the defense of the Claim to Lessee, and shall assist Lessee, as may be reasonably requested, in the defense.
(c)     If a court of competent jurisdiction determines that a Claim was caused by the sole negligence or willful misconduct of Indemnified Parties, Lessee's costs of defense and indemnity shall be (1) reimbursed in full if the court determines sole negligence by the Indemnified Parties, or (2) reduced by the percentage of willful misconduct attributed by the court to the Indemnified Parties.
(d)     The provisions of this paragraph shall be effective as of October 16, 1966 and shall survive the expiration or termination of this Lease.
18.     As a condition precedent to the effectiveness of the Lease, Lessee shall procure and maintain or cause to be procured and maintained in full force and effect during the term of the Lease, the following policies of insurance.
(a)     Commercial General Liability     Insurance, including any applicable excess coverage, which affords coverage at least as broad as Insurance Services Office "occurrence" form CG 00 01 with minimum limits of $25,000,000 per occurrence, and if written with an aggregate, the aggregate shall be double the per occurrence limit required by this Lease. The policy shall include coverage for (1) products - completed operations; (2) contractual liability; (3) independent contractors; (4) third party action over claims; and (5) explosion, collapse or underground hazard (XCU). Defense costs shall be excess of limits.
(b)     Automobile Liability Insurance with coverage at least as broad as Insurance Services Office Form CA 0001 covering "Any Auto" (Symbol1) with minimum limits of $5,000,000 each accident.
(c)     Environmental Impairment Liability Insurance to include onsite and offsite coverage for bodily injury (including death and mental anguish), property damage, defense costs and cleanup costs with minimum limits of $25,000,000 per loss and $25,000,000 total all losses.
(d)     Workers' Compensation Insurance, as required by the State of California and Employer's Liability Insurance with a limit of not less than $1,000,000 per accident for bodily injury and disease, and any required coverage under the U.S. Longshoremen's and Harbor Workers' Compensation Act (USL&H) for employees performing services covered by said Act.
(e)     Property Insurance on an "All Risk" basis equal to the full replacement cost of Lessee's improvements insured with no coinsurance clause.
Insurance policies will not be in compliance with the Lease if they include any limiting endorsement that have not been approved in writing by City, which approval shall not be unreasonably withheld.
The policy or policies of insurance for Commercial General Liability, Automobile Liability, and Environmental Impairment Liability shall contain the following provisions or be endorsed to provide the following:
(1)     The Indemnified Parties shall be additional insureds with regard to liability and defense of suits or claims arising out of the Lease. Additional insured endorsements shall not:
i. Be limited to ongoing operations;
ii. Exclude contractual liability;
iii. Restrict coverage to the sole liability of Lessee;
iv. Contain any other exclusion contrary to the Lease.
(2)     This insurance shall be primary and any other insurance, deductible, or self-insurance maintained by the Indemnified Parties shall not contribute with this primary insurance.
(3)     The policy shall not be canceled or the coverage reduced until a thirty (30) day written notice of cancellation has been served upon the Executive Director of the Harbor Department except notice of ten (10) days shall be allowed for non-payment of premium.
The policy or policies of insurance for Workers' Compensation shall be endorsed, as follows:
(1)     A waiver of subrogation stating that the insurer waives all rights of subrogation against the Indemnified Parties.

(2)     The policy or policies shall not be canceled or coverage reduced until a thirty (30) day written notice of cancellation has been served upon the Executive Director of the Harbor except notice of ten (10) days shall be allowed for non-payment of premium.
The policy or policies of insurance for Property Insurance shall be endorsed, as follows:
(1)     A waiver of subrogation stating that the insurer waives all rights of subrogation against the Indemnified Parties.
(2)     The policy or policies shall not be canceled or the coverage reduced until a thirty (30) day written notice of cancellation has been served upon the Executive Director of the Harbor except notice of ten (10) days shall be allowed for non-payment of premium.
(3)     Losses payable under this policy shall be adjusted with the named insured and paid to City as its interests may appear.
Any deductible or self-insured retention must be approved in writing by the Executive Director and shall protect the Indemnified Parties in the same manner and to the same extent as they would have been protected had the policy or policies not contained a deductible or self-insured retention.
    Lessee shall deliver either certified copies of the required policies or endorsements on forms approved by the City ("evidence of insurance") to the Executive Director for approval as to sufficiency and as to form. At least fifteen (15) days prior to the expiration of any such policy, evidence of insurance showing that such insurance coverage has been renewed or extended shall be filed with the Executive Director. If such coverage is canceled or reduced, Lessee shall, within ten (10) days after receipt of written notice of such cancellation or reduction of coverage, file with the Executive Director evidence of insurance showing that the required insurance has been reinstated or has been provided through another insurance company or companies.
    The coverage provided shall apply to the obligations assumed by the

Lessee under the indemnity provisions of this Lease, but this insurance provision in no way limits the indemnity provisions and the indemnity provisions in no way limit this insurance provision.
Lessee agrees to suspend and cease all operations hereunder during such period of time as the required insurance coverage is not in effect and evidence of insurance has not been approved by the City. The City shall have the right to withhold any payment due Lessee until Lessee has fully complied with the insurance provisions of this Lease.
    Each such policy shall be from a company or companies with a current A.M. Best's rating of no less than A:VII and authorized to do business in the State of California, or otherwise allowed to place insurance through surplus line brokers under applicable provisions of the California Insurance Code or any federal law.
If coverage is written on a claims-made basis, the retroactive date on such insurance and all subsequent insurance shall coincide with or precede the effective date of the Lease and continuous coverage shall be maintained or Lessee shall obtain and submit to City an extended reporting period endorsement for a period of at least three (3) years from termination or expiration of this Lease.
    Upon expiration or termination of coverage of required insurance, Lessee shall procure and submit to City evidence of "tail" coverage or an extended reporting coverage period endorsement for the period of at least three (3) years from termination or expiration of this Lease.
At its discretion, and subject to the provisions of this paragraph, Lessee may self-insure the Commercial General Liability, Automobile Liability, Environmental Impairment Liability, Workers' Compensation, Employer's Liability, and/or U.S. Longshoremen's and Harbor Workers' Compensation Act (USL&H) insurance requirements. If Lessee decides to so self-insure, then Lessee shall assume the risk of loss for each such exposure, as applicable, including those exposures for which Lessee may be contractually liable relating to or arising out of the Lease. The scope of coverage provided by this self-insured program shall be equal to any insurance which may be required by the Lease. Further, for self-insurance of the Workers' Compensation and/or USL&H insurance requirements, Lessee shall obtain the appropriate authorizations from the California Department of Labor and for the automobile liability insurance requirements, Lessee shall obtain the appropriate authorizations from the California Department of Motor Vehicles. If Lessee self-insures in accordance with this paragraph, Lessee shall provide audited financial statements to City within 150 days of the close of each fiscal year. The financial statements shall include a balance sheet, income statements and statement of cash flows prepared in accordance with generally accepted accounting principles. Notwithstanding any provisions of this paragraph, City shall have the right in its sole and absolute discretion to terminate the Lessee's ability to self-insure any or all of the insurance requirements without liability or cost for such termination upon one hundred twenty (120) days written notice to Lessee.
19.     No signs or placards of any type or design, except safety or regulatory signs prescribed by law, shall be painted, inscribed or placed in or on the Premises without the prior written consent of the Executive Director, which consent shall not be unreasonably withheld. Upon the expiration or termination of this Lease, Lessee, at its cost, shall remove promptly and to the satisfaction of the Executive Director any and all signs and placards placed by it upon the Premises.
20.     The occurrence of any of the following shall constitute a default:
(i)     Failure by Lessee to pay rent when due, if the failure continues for ten (10) days after notice has been given by City to Lessee.
(ii)     Failure by either party to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given by the other party; provided, if the default cannot reasonably be cured within thirty (30) days, the party obligated to perform shall not be in default if such party commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

20.1     Notices given under this paragraph shall specify the alleged default and the applicable Lease provisions and shall demand that the defaulting party perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time or, in the case of a default by Lessee, that Lessee quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless City so elects in its notice to Lessee.
20.2    Upon any such termination by City, all improvements of whatsoever character constructed, erected or installed upon the Premises by Lessee shall, at City's option, and upon City's declaring a forfeiture, immediately become the property of City as provided in Subsection 1207(i) of the City Charter.
20.3    The remedies of each party shall be cumulative and in addition to any other remedies available.
20.4    For the purpose of this paragraph, each of the covenants, conditions and agreements imposed upon or to be performed by one party shall, at the option of the other party, be deemed to be either covenants or conditions, regardless of how designated in this Lease.
21.     Neither party to this Lease shall be deemed to be in default in the performance of the terms, covenants or conditions of this Lease, if such party is prevented from performing said terms, covenants or conditions hereunder by causes beyond its control, including, without limitation, earthquake, flood, fire, explosion or similar catastrophe, war, insurrection, riot or other civil disturbance, failure or delay in performance by suppliers or contractors, or any other cause reasonably beyond the control of the defaulting party, but excluding strikes or other labor disputes, lockouts or work stoppages. In the event of the happening of any of such contingencies, the party delayed from performance shall immediately give the other party written notice of such contingency, specifying the cause for delay or failure. The party so delayed shall use reasonable diligence to remove the cause of delay, and if and when the occurrence or condition which delayed or prevented the performance shall cease or be removed, the party delayed shall notify the other party immediately, and the delayed party shall recommence its performance of the terms, covenants and conditions of this Lease.
21.1    If the Premises are not reasonably useable in whole or in part for the uses delineated in paragraph 4 by reason of any cause contemplated by this paragraph, for a period of six (6) months or longer, Lessee shall have the option of terminating this Lease in its entirety by giving City written notice.
21.2    During any period in which the Premises are not reasonably useable in whole or in part for the uses delineated in paragraph 4 by reason of any cause contemplated by this paragraph, Lessee shall not be relieved of its obligation to pay any sum already due to City at the time of the occurrence.
21.3     Notwithstanding the foregoing, the occurrence of any cause contemplated by this paragraph shall not excuse or otherwise delay performance by Lessee of its obligation to obtain all required permits, licenses, approvals and conduct of permitted activities.
22.     If the Premises are damaged or destroyed by earthquake, flood, fire, explosion or similar catastrophe so as to render the Premises wholly or partially untenantable or unfit for use, thereby making it impracticable for Lessee to make reasonably full use of the Premises, then the Guaranteed Minimum Annual Compensation, for the period of restoration of the Premises, shall be proportionately adjusted based upon a 365 day year and the acreage of the Premises affected by such loss of use. Should the damage or destruction occur after Lessee has met or exceeded the Guaranteed Minimum Annual Compensation, there shall be no reduction thereof by reason of such damage or destruction. In no event shall the Guaranteed Minimum Annual Compensation be reduced by an amount greater than the unpaid portion thereof which exists as of the date of the occurrence causing the damage or destruction. For the avoidance of doubt, this paragraph 22 shall supplement paragraph 21 and be reconciled therewith.
23.    In the event the United States of America, the State of California, or any agency or instrumentality of said governments other than the City of Long Beach shall, by condemnation or otherwise, take title, possession or the right to possession of the Premises, or any part thereof, or deny Lessee the right to use the Premises as contemplated by this Lease, or if any court shall render a decision which has become final and which will prevent the performance by City of any of its obligations under this Lease, and if such taking, denial or decision substantially impairs the utility of the Premises to Lessee, then either party may, at its option, terminate this Lease as of the date of such taking, denial or decision, and all further obligations of the parties shall end, except as to:
(i) any award to which Lessee may be entitled from the condemning authority for loss or damage suffered by Lessee, including but not limited to relocation benefits and Lessee's interest in its building, improvements, trade fixtures and removable personal property;
(ii) obligations of indemnity which arise under the provisions of paragraph 17; or
(iii) any obligations or liabilities which shall have accrued prior to the date of taking.
24.     Upon the termination of this Lease (whether by lapse of time or otherwise), Lessee, at its cost, shall restore the Premises to as good a state and condition as the same were upon the date Lessee originally took possession thereof, reasonable wear and tear and damage by the elements excepted, and shall thereafter peaceably surrender possession.
24.1 All improvements of any kind now existing or constructed, erected or installed upon the Premises by Lessee (except improvements to the seismic dike, rock revetment, wharf structures, and fender system) shall be and remain the property of Lessee during the term of this Lease. Prior to termination,

Lessee shall remove all of its improvements and, at its cost, shall repair any damage caused by such removal; provided, that City in its sole and absolute discretion may agree to waive the requirement that Lessee remove some or all of its improvements from the Premises. If such requirement is waived, Lessee shall promptly execute and deliver to City such documents as may be reasonably required to demonstrate the transfer of title to Lessee's improvements to City. The obligations contained in this paragraph shall remain in full force and effect, notwithstanding the expiration or termination of this Lease.
24.2     Except as to property owned by City, or property in which City may have an interest, upon termination of this Lease (whether by lapse of time or otherwise) Lessee shall cause all other property upon the Premises, whether or not such property be owned by Lessee or by third parties, to be removed from the Premises prior to the termination date and shall cause to be repaired any damage occasioned by such removal; provided, however, that if any of such property is not with due diligence susceptible of removal prior to the termination date, Lessee's obligation hereunder shall be to remove it in the most expeditious manner and as rapidly as possible following the termination date. If the property is not so removed from the Premises, City shall have the right to remove and/or sell and/or destroy the same (subject to the interest of any person other than Lessee therein) at Lessee's expense, and Lessee agrees to pay the reasonable cost of any such removal, sale, or destruction.
25.    Lessee understands and agrees that nothing contained in this Lease shall create any right in Lessee for relocation assistance or payment from City upon the termination of this Lease or upon the termination of any holdover period. Lessee acknowledges and agrees that it shall not be entitled to any relocation assistance or payment pursuant to the provisions of Title 1, Division 7, Chapter 16, of the Government Code of the State of California (Sections 7260 et seq.) with respect to any relocation of its business or activities upon the termination of this Lease as a result of the lapse of time or

Lessee's default or upon the termination of any holdover period.
    26.     The qualifications and identity of Lessee are of particular concern to City.     It is because of those qualifications and identity that City has entered into this Lease with Lessee. No voluntary or involuntary successor in interest shall acquire any rights or powers under this Lease except pursuant to an assignment or sublease made with City's consent.
26.1    City's consent to any assignment or sublease shall be subject to the following conditions:
26.1.1.    If Lessee receives any consideration in any transaction related to the assignment or sublease in excess of the rent payable under this Lease, City's consent shall be subject to payment of such excess rent by Lessee to City at such times and in such amounts as such amounts are receivable by Lessee. City shall be entitled to obtain an independent appraisal of the value of this Lease in the context of the transaction notwithstanding recitals or agreements in the transaction regarding such value. If City and Lessee cannot agree on the amount of consideration, if any, in excess of the rent payable under this Lease, City shall determine this amount.
26.1.2. City shall have no obligation to consent to the proposed assignment or sublease unless Lessee establishes to the satisfaction of City that the proposed assignee or sublessee is at least as well qualified as Lessee from the perspective of operations, finances and future business prospects.
26.2     To obtain City's consent to a proposed assignment or sublease of all or part of the Premises, Lessee shall deliver to City a written notice which shall contain the following:

(i)     The name and address of the proposed assignee or sublessee;

(ii)    A statement whether the proposed assignee or sublessee is a partnership or corporation, and if the proposed assignee or sublessee is a corporation, the names and addresses of such corporation's principal officers and directors and the place of incorporation, and if the proposed assignee or sublessee is a partnership, the names and addresses of the general partners of such partnership;
(iii)    A copy of the most recent current financial statement of the proposed assignee or sublessee audited by an independent certified public accountant, which financial statement discloses a credit standing and financial responsibility comparable to Lessee's;
(iv)    A statement setting forth in reasonable detail the business experience of the proposed assignee or sublessee and, if applicable, its officers, directors and managing employees;
(v)    A statement setting forth the volume throughput of the proposed assignee for the three-year period immediately prior to the proposed assignment.
(vi)    The proposed form of a guarantee or guarantees providing greater or substantially the same protection to City as provided by Lessee.
(vii)    A business plan for the proposed assignee including specific estimates of cargo volume anticipated under each of the following categories: existing contracts, contracts under negotiation and other specified sources.
(viii) A detailed statement of the business relationship or transaction between Lessee and the proposed assignee or sublessee, including the proposed financial arrangements regarding this Lease. Upon Lessee's satisfaction of the conditions specified in subparagraph 26.1, City shall notify Lessee of its consent to the assignment or sublease, or, if City's consent is not to be given, the reasons therefor.
26.3 Simultaneously with an assignment or sublease, the assignee or sublessee shall execute an agreement assuming Lessee's obligations under this Lease after the date of such assignment or sublease. Lessee shall remain fully obligated under this Lease notwithstanding any assignment or sublease.
26.4 Lessee acknowledges and understands that the legislative grants of tide and submerged lands referred to in subparagraph 2.2 impose certain limitations on use of the granted tide and submerged lands and, as a result thereof, City's discretion in consenting to assignments and subleases shall not be limited in any manner.
27. If Lessee shall hold over after the expiration of this Lease for any cause, such holding over shall be deemed a tenancy from month to month only, upon the same terms, conditions and provisions of this Lease, except as set forth below, unless other terms, conditions and provisions be agreed upon in writing by City and Lessee. City shall establish the compensation to be paid by Lessee during such holdover period, taking into account the character of the subject Premises, the terms and conditions affecting their use, and the fair rental value of similar premises and facilities devoted to similar use. In addition, City may, by written notice given at any time during the holdover period, modify any other provision under which Lessee occupies the Premises in order that such provision will conform to the then-current leasing practices and requirements of City.
28. As a condition precedent to the effectiveness of this Lease, Lessee shall cause a Guaranty in the form attached hereto as Exhibit D to be duly executed and delivered to City.
29. This paragraph constitutes written notice by Lessee pursuant to Section 25359.7 of Health & Safety Code that releases of hazardous substances have come to be located on or beneath the Premises. The releases are described in Exhibit E which is attached hereto and incorporated herein by this reference.

30. Any notice, demand, request, consent, approval or communication that either party desires or is required to give to the other party or to any other person shall be in writing and either served personally or sent by prepaid, first-class mail. The address of Lessee is that shown on the first page of the Lease and the address of City is: Executive Director, Long Beach Harbor Department, P.O. Box 570, Long Beach, California 90801, with a copy to the Director of Real Estate, Long Beach Harbor Department, P.O. Box 570, Long Beach, California 90801. Either party may change its address by notifying the other party in writing of such change. Notice shall be deemed communicated within forty-eight (48) hours from the time of mailing if mailed as provided in this subparagraph and as of the time of receipt if personally served.
31. Lessee agrees, subject to applicable laws, rules and regulations, that no person shall be subject to discrimination in the performance of this Lease on the basis of race, color, religion, national origin, sex, sexual orientation, gender identity, AIDS, HIV status, age, disability, handicap, or veteran status. Lessee shall take affirmative action to ensure that applicants are employed and that employees are treated during employment without regard to any of these bases, including but not limited to employment, upgrading, demotion, transfer, recruitment, recruitment advertising, layoff, termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. Lessee agrees to post in conspicuous places available to employees and applicants for employment notices to be provided by City setting out the provisions of this nondiscrimination clause. Lessee shall in all solicitations or advertisements for employees state that all qualified applicants will receive consideration for employment without regard to these bases.
32. The parties hereby waive all claims against the other for damage or loss caused by any suit or proceeding commenced by a third party, directly or indirectly attacking the validity of this Lease, or any part thereof, or by any judgment or award in any suit or proceeding declaring this Lease null, void or voidable, or delaying the same, or any part thereof, from being carried out, provided that Lessee shall not be liable for payment of compensation hereunder to the extent that, during any period, it is so prevented from exercising its rights hereunder.
33. The use of paragraph headings or captions in this Lease is solely for the purpose of convenience, and the same shall be entirely disregarded in construing any part or portion of this Lease.
34. This Lease shall be governed by the laws of the State of California, both as to interpretation and performance.
35. No waiver by either party at any time of any of the terms, conditions, covenants or agreements of this Lease shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein contained nor of the strict and prompt performance thereof by the party obligated to perform. No delay, failure or omission of either party to exercise any right, power, privilege or option arising from any default nor subsequent acceptance of compensation then or thereafter accrued shall impair any such right, power, privilege or option or be construed to be a waiver of any such default or relinquishment thereof or acquiescence therein. No option, right, power, remedy or privilege of either party hereto shall be construed as being exhausted or discharged by the exercise thereof in one or more instances. It is agreed that each and all of the rights, powers, options or remedies given to the parties by this Lease are cumulative, and no one of them shall be exclusive of the other or exclusive of any remedies provided by law, and that the exercise of one right, power, option, or remedy by a party shall not impair its rights to any other right, power, option or remedy.
36. This Lease shall be binding upon and shall inure to the benefit of the successors and assigns of City and shall be binding upon and inure to the benefit of the permitted successors and assigns of Lessee.
37. Should any of the covenants, conditions or agreements of this Lease be held by a court of competent jurisdiction to be illegal or in conflict with any applicable law, or with any provision of the Charter of the City of Long Beach, the validity of the remaining portions or provisions shall not be affected thereby.

38. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs of suit.
39. This Lease may be amended or terminated at any time by the written mutual agreement of the parties.
40. Upon execution of this Lease, the holdover tenancy pursuant to the Original Lease shall terminate; however, Lessee's duty to indemnify City pursuant to the Original Lease shall survive such termination, which survival shall be cumulative to City's rights pursuant to paragraph 17(d) above.

41. This document constitutes the whole agreement between City and Lessee. There are no terms, obligations or conditions other than those contained herein. No modification or amendment of this Lease shall be valid and effective, unless evidenced by a written agreement signed by the parties which makes specific reference to this Lease.

TESORO REFINING AND MARKETING
COMPANY, a Delaware corporation

, 2011	By:	/s/ DANIEL R. ROMASKO
	Name:	Daniel R. Romasko
	Title:	Executive Vice President, Operations

, 2011	By:	/s/ P. SCOTT RAMMELL
	Name:	P. Scott Rammell
	Title:	Assistant Secretary

LESSEE

CITY OF LONG BEACH, a municipal
corporation, acting by and through its
Board of Harbor Commissioners

January 11	, 2012	By:	/s/ RICHARD D. STEINKE
Richard D. Steinke
		For	Executive Director
Long Beach Harbor Department

CITY
The foregoing document is hereby approved as to form.

ROBERT E. SHANNON, City Attorney

January 5	, 2012	By:	/s/ CHARLES M. GALE
Charles. M. Gale, Deputy

Acknowledgment

STATE OF TEXAS         )
) ss.
COUNTY OF BEXAR        )

On this day 16th of November, 2011, before me, a notary public, personally appeared Daniel R. Romasko known to me to be the Executive Vice President,
Operations of Tesoro Refining and Marketing Company, who executed the within and foregoing instrument, and acknowledged to me his execution of the foregoing instrument.

Acknowledgment

STATE OF TEXAS         )
) ss.
COUNTY OF BEXAR        )

On this day 16th of November, 2011, before me, a notary public, personally appeared P. Scott Rammell known to me to be the Assistant Secretary of Tesoro
Refining and Marketing Company, who executed the within and foregoing instrument, and acknowledged to me his execution of the foregoing instrument.

Exhibit A

Exhibit B

Tesoro Environmental Lease Requirements

Vessel Low Sulfur Fuel:

In addition to any other requirements Imposed by law, Lessee will require ships and barges calling at the terminal to use marine gas all or marine diesel all (as specified by ISO 8217, category ISO-F-DMA or ISO-F-DMB) with a maximum sulfur content limit of 0.2% sulfur by weight, in the ship's auxiliary power generator motors, auxiliary boilers, and main engines for arrivals and departures from the port, within 40 nautical miles of Point Fermin (located In San Pedro,
California).

Subject to the requirements of applicable law, alternative emissions controls to the requirement for use of marine gas all or marine diesel oil with a maximum sulfur content limit of 0.2% sulfur by weight, may be used at the discretion of the Executive Director upon review and approval of emissions test data demonstrating that the proposed emissions control can reduce emissions to the same extent as the fuels specified above. This fuel requirement may be waived,
In particular Instances, at the discretion of the executive Director upon review and approval of documentation that the use of such fuel in a particular vessel would violate vessel safety requirements.

Vessel Speed Reduction
Lessee will require all Vessel Trips (as currently det1ned In Item 262 of Tariff No.
4) to or from the terminal demonstrate a Weighted Average Speed (as currently defined in Item 262 of Tariff No.4) of 12 knots or Jess in a zone that extends 40 nautical miles seaward from Point Fermin.

Exhibit B

Tesoro Environmental Lease Requirements

Vessel IMO Compliance:
Lessee will require ships calling at the terminal that were constructed on or after
January 1, 2000, to meet at a minimum the reqUirements contained In MARPOL
73/78 - Annex VI, Regulation 13, Paragraph (3). Lessee will require ships calling at the terminal that were constructed on or after January 1, 2011, to meet the lier 2 requirements Identified In the revised MARPOL 73/78 - Annex VI. Lessee will require ships calling at the terminal that were constructed on or after
January 1, 2016, to meet the TIer 3 requirements identified In the revised
MARPOL 73/78 - Annex VI within 40nm of Point Fermin (located In San Pedro,
California). The term "ships constructed" Is also taken from MARPOL 73/78 -
Annex VI and is defined to mean “ships the keels of which are laid or which are at a similar stage of construction”.
Vessel At-Berth Emissions Controls
By no later than December 31, 2012, Lessee shall propose a plan and budget for demonstration of a technology or operation which targets at least a 50%
reduction In vessel at-berth emissions or an approved alternative. The proposal must describe a demonstration which will be completed by December 31, 2014 or 18 months from approval of the proposal, whichever is later, and Include
Information on the selected technology or operation, Including expected emissions reductions, cost and the reason for why the technology or operation has been selected, In addition to Information on other technologies or operations considered and the reasons for not choosing those options. The proposal shall require that a final report be prepared after the demonstration is concluded which includes Information on the demonstration cost, emissions reductions, and operational considerations. If Lessee is unable to identify a suitable technology or operation that has the potential to achieve a 50% reduction target In vessel at-berth emissions, Lessee must submit a proposed alternative to City for approval by December 31, 2012. City shall decide whether to proceed with the demonstration and if the demonstration is to proceed, whether it will be City,
Lessee, or a third party who will carry out the demonstration. If the demonstration is to be carried out by the City or a third party, Lessee shall allow access at no cost to the .City or a third party to the Premises and otherwise cooperate in such demonstration. Lessee's cost share to the demonstration shall not exceed $500,000 In out-of-pocket expenses directly relating to carrying out the demonstration and shall, without limiting the generality of the foregoing, exclude: (a) Indirect costs, Including but not limited to any Increased terminal costs or lost profits; (b) Insurance costs; (c) staff costs; (d) costs to Identify technologies or to develop a demonstration plan; (e) enhanced security; and (f)
costs to carry on discussions with the City.
Cargo Handling Equipment:
Any new diesel-powered, non-road terminal equipment purchased, or after
January 1, 2012, any existing diesel-powered, non-road terminal equipment used on the Premises, whether new or re-powered or retrofitted, shall comply with

Exhibit B

Tesoro Environmental Lease Requirements

Environmental Protection Agency's (EPA) (1) Tier 4 standards In "Control of
Emissions of Air Pollution from Non-Road Diesel Engines and Fuel," dated June
29, 2004 (the "Off-Road Standards"); or (2) 2007 on-road standards in “Control of Air Pollution From New Motor Vehicles: Heavy Duty Engine and Vehicle
Standards and Highway Diesel Fuel Sulfur Control Requirements” dated January
18, 2001 (the "New Vehicle Standards").
Reporting:
Consistent with a format provided by City, Lessee shall submit semi-annual reports to the Director of Environmental Planning, on or before January 10 and
July 10 of each year, demonstrating compliance with vessel fuel requirements, and cargo handling equipment requirements.
Consistent with a format provided by City, Lessee shall provide City an annual
Inventory of all vessels that berth at the terminal, Including fuel type used, hours at berth, and vessel/barge characteristics (e.g., engine model, engine horsepower, etc.), and all cargo handling equipment activity, Including fuel type used, hours of operation, and equipment characteristics (e.g., engine model, engine horsepower, etc.).
Periodic Technology Review:
To promote new emission control technologies, Lessee shall Implement In the fifth year of this Lease and every 5 years thereafter following the effective date of this Lease, a review of new air quality and greenhouse gas technological advancements, subject to mutual agreement on operational feasibility, technical feasibility, and cost-effectiveness/financial feasibility, which shall not be unreasonably withheld. If a technology is determined to be feasible In terms of cost, technical and operational feasibility, Lessee shall work with City to
Implement such technology.
Green Electrical power:
Lessee shall purchase green commodities, such as those available from the
California Climate Action Registry's Climate Action Reserve or other third-party broker of verified/certified carbon offsets, to offset carbon emissions associated with terminal's electricity consumption (not Including renewable energy generated on site) subject to the limitation specified below. This measure applies to all electricity consumed at the terminal. The terminal-related carbon emissions from electricity consumption will be calculated each year based on the local utility's carbon intensity for that year as recognized by the state of
California. Lessee may adjust the carbon intensity value to wholly reflect any carbon offsets provided by the electricity deliverer (I.e., point of generation or point of Importation) under applicable California and/or Federal cap-and-trade regulations (I.e., no double offsetting). The maximum expenditure for purchased offsets required under this measure shall not exceed 15 percent of the terminal electricity costs for any given year (I.e., cost of offsets shall not exceed 15% of

Exhibit B

Tesoro Environmental Lease Requirements

terminal electricity costs).

LEED Buildings:
No buildings on the Premises were constructed to leadership In Energy and
Environmental Design· ("LEED”) standards and certified by the United States
Green Building Council. If any LEED buildings are constructed on the Premises,
Assignee shall maintain all LEED buildings in a manner consistent with preservation of LEED certification. If Assignee constructs any building In excess of 7,500 square feet, In addition to requirements set forth elsewhere In this
Agreement, Assignee shall comply with the City of Long Beach Municipal
Ordinance 21.45.400 "Green Building Standards for Public and Private
Development, N as revised from time to time or any successor ordinance.

Exhibit C

Exhibit
Port of Long Beach MOTEMS* Scope Of Services

1.
Perform repair work to mitigate the following deficiency items as listed in the Executive Summary Table (ES-2) of Tesoro MOTEMS Initial Audit report, prepared by Elchleay Engineers Inc. of California and Ben C. Gerwick, Inc., dated February 2010 (Revision 0).

•	Berth 84: Deficiency Item Label 002.0003.000, 02.0004.000, 05.0002.000, 06.0001.000, 06.0002.000 and 06.0003.000.

•	Berth 86: Deficiency Item Label 002.0003.000, 02.0004.000, 05.0002.000, 06.0001.000, 06.0002.000 and 06.0003.000.

2.	Replace existing fender system to meet MOTEMS* requirements

Note:

* MOTEMS: Marine Oil Terminal Engineering and Maintenance Standards, Chapter 31F of 2010 California Building Code, California Code of Regulations Title 24, Part 2, Effective on January 1, 2010.

Exhibit D

GUARANTY

This Guaranty (the "Guaranty") is executed by TESORO CORPORATION, a Delaware corporation ("Guarantor''), whose address is 19100 Ridgewood Parkway, San Antonio, Texas 78259. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Guarantor hereby unconditionally guarantees to the CITY OF LONG BEACH, a municipal corporation, acting by and through its Board of Harbor Commissioners, its successors and assigns ("City"), the full, prompt and faithful payment, performance and discharge by Tesoro Refining & Marketing Company LLC ("Lessee") of each of the obligations of Lessee under the Lease dated , by and between City and Tesoro Refining & Marketing Company LLC (Harbor Department Doc. No. HD- ), as may be amended, and any holdovers, or modification thereof (the "Lease"), without deduction, offset or excuse of any nature.

The undersigned waives the right to require the City to (i) proceed against
Lessee; (ii) except as provided hereinafter, proceed against or exhaust any security that the City holds from Lessee; or (iii) pursue any other remedy in the City's power. The undersigned waives any defense by reason of any disability of Lessee and waives any other defense based on the termination of Lessee's liability from any cause. Until all of Lessee's obligations to the City have been paid or performed in full, through the existing expiration date of the Lease or any holdover thereunder, the undersigned waives any right of subrogation against Lessee. The undersigned waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty.

The Guarantor further waives (i) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation of Guarantor against City or any security, whether resulting from an election by City, or otherwise, (ii) any defense based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (iii) all benefits that might otherwise be available to the undersigned under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2849, 2850, 2899 and 3433, and (iv) the benefit of any statute of limitations affecting the liability of the Guarantor or the enforcement of this Guaranty. The undersigned agrees that the payment of all sums payable by Lessee under the Lease or any other act that tolls any statute of limitations applicable to Lessee under the Lease will similarly operate to toll the statute of limitations applicable to the Guarantor's liability.
City may perform any of the following acts at any time during the existing
Lease term and any holdover, without notice to or assent of Guarantor and without in any way releasing, affecting or impairing any of Guarantor's obligations or liabilities under this Guaranty: (a) alter, modify or amend the Lease by agreement or course of conduct, (b) grant holdovers of the Lease, (c) assign or otherwise transfer its interest in the Lease or this Guaranty, (d) consent to any transfer or assignments of Lessee's or any future lessee's interest under the Lease, (e) release one or more guarantors, or amend or modify the guaranty of any Guarantor, without releasing or discharging any other guarantor from any of such guarantor's obligations, (f) hold any agreed security for the payment of this Guaranty and exchange, enforce, waive and release any such security, (g) apply such security and direct the order or manner of sale thereof as City, in its sole discretion, deems appropriate, and (h) foreclose upon any such security by judicial or non-judicial sale, without affecting or impairing in any way the liability of Guarantor under this Guaranty, except to the extent the indebtedness has been paid.

Guarantor acknowledges and agrees that Guarantor's obligations to City under this Guaranty are separate and distinct from Lessee's obligations to City under the Lease. The occurrence of any of the following events shall not have any effect whatsoever on any of Guarantor's obligations to City hereunder, each of which obligations shall continue in full force or effect as though such event had not occurred: (a) the commencement by Lessee of a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law (collectively, the “Bankruptcy Laws”), (b) the consent by Lessee to the appointment of or taking possession by a receiver or similar official of Lessee or for any substantial part of its property, (c) any assignment by Lessee for the benefit of creditors, (d) the failure of Lessee generally to pay its debts as such debts become due, (e) the taking of corporate action by Lessee in the furtherance of any of the foregoing; or (f) the entry of a decree or order for relief by a court having jurisdiction in respect of Lessee in any involuntary case under the Bankruptcy Laws, or appointing a receiver or similar official of Lessee or for any substantial part of its property, or ordering the winding-up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days. Guarantor is not an entity qualified to do business in California. To the extent that Guarantor is required to perform any obligation hereunder other than the payment of money, then Guarantor shall appoint a subsidiary qualified to do business in California to perform such obligations. No such appointment shall lessen or otherwise reduce Guarantor’s obligations or liabilities pursuant to this Guaranty.

If the City is required to enforce the undersigned's obligations by legal proceedings, the undersigned agrees that any such action may be brought in the superior Court of the State of California for the County of Los Angeles, submits to the exclusive jurisdiction of such court and waives any objection which may have now or hereafter to the laying of venue of any such action in said court and any claim that any such proceeding is brought in an inconvenient forum, except that City may enforce any judgment obtained in favor of City in any jurisdiction that City chooses to seek such enforcement.

This Guaranty shall be governed by and construed in all respects in accordance with the laws of the State of California.

Tesoro Corporation, a Delaware corporation

, 2011	By:	/s/ DANIEL R. ROMASKO
	Name:	Daniel R. Romasko
	Title:	Executive Vice President, Operations

Exhibit E

TABLE 1: SUMMARY OF DISCHARGES OCCURING IN THE PREVIOUS FIVE YEARS
(During the Period for Which Tesoro is the Lessee)
TESORO LONG BEACH MARINE TERMINAL
LONG BEACH, CALIFORNIA

Date	Time	Spill Location	Total Spill Volume	Spill Volume to Waters of the State	Product Spilled

6/25/2007	17:00	Berth 84A	Unknown	1 pint	Heavy gas oil (HGO)

4/7/2009	17:15	Berth 84A	Unknown	< 1 gallon	Crude oil

4/15/2010	16:45	Berth 84A	1 quart	1 quart	Bunker fuel oil and hydrotest water

9/13/2011	18:54	Berth 86	45 gallons	5 gallons	Crude oil
(Sample taken below water table shows tick oily substance - analysis of samples is in process and not yet completed. POLB Environmental Department was notified)

9/17/2011	9:30	Berth 84A	Unknown	slight sheen	Sheen Oil